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                                                                EXHIBIT 99.1
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                            [Solutia letterhead]

FOR IMMEDIATE RELEASE

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Contacts: Fixed Income Investors: Kevin Wilson - 314-674-4905
          Equity Investors: Liesl Livingston - 314-674-7777


         SOLUTIA INC. TO OFFER $250 MILLION OF SENIOR SECURED NOTES

         ST. LOUIS, Jun.18, 2002 --- Solutia Inc. (NYSE:SOI) announced today that it will pursue the issuance of $250 million of 7-year, senior secured notes due 2009. This offering is an integral step in Solutia's refinancing plan that was originally outlined in Solutia's first quarter earnings release. The notes will be issued by SOI Funding Corp., a special purpose entity, that will place the funds into escrow pending the completion of the Company's refinancing plan, now anticipated to be completed around the end of July 2002. The Company intends to use the proceeds of the offering to reduce borrowings outstanding under its revolving credit facility and to repay its 6.50% Senior Notes due October 2002.

         Solutia Inc. is a leading, global manufacturer and marketer of a wide variety of high-performance chemical-based materials used for a broad range of consumer and industrial applications. The Company's principal products and services include plastic films used to make laminated safety glass for automotive and architectural applications, branded resins and additives used to produce coatings and adhesives, nylon fibers used to manufacture commercial and residential carpets, and process research and development for the pharmaceutical industry.

         Solutia Inc. makes this statement to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines and in advance of presentations to investors.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior secured notes or any other securities, nor will there be any sale of the senior secured notes or any other securities in any state in which such offer, solicitation or sale would be




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unlawful prior to registration or qualification under the securities laws of any such state. The senior secured notes will be issued in reliance on the exemption from the registration requirements provided by Rule 144A. None of the senior secured notes have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

         This press release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Solutia Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Solutia Inc.'s most recent report on Forms 10-K and 10-Q and Solutia Inc.'s other documents on file with the Securities and Exchange Commission. Solutia Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                    -oOo-

Source: Solutia Inc.
St. Louis
Date 06/18/02